UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 25, 2007, we announced our consolidated financial results for the 13-week period (third quarter) ended September 29, 2007 and for the 39-week period ended September 29, 2007. A copy of this press release is attached hereto as Exhibit 99.1.

The press release presents fiscal year 2006 earnings per share (“EPS”) excluding store closings and other restructuring costs, which is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The press release discusses this non-GAAP EPS number for 2006 in connection with an update of EPS guidance for fiscal year 2007. Management believes that 2006 EPS excluding store closings and other restructuring costs incurred that year is a more relevant comparative measure because West Marine does not expect to incur similar costs in 2007. Information needed to reconcile 2006 EPS excluding store closings and other restructuring costs to EPS calculated in accordance with GAAP is included in the same sentence that presents the non-GAAP EPS number.

As indicated in the press release, West Marine is hosting a conference call to discuss its earnings beginning at 11:30 a.m. Eastern time today, and West Marine expects to discuss free cash flow (net cash provided by operating activities less cash used to purchase property and equipment) on the conference call. Free cash flow is not a measure of performance calculated in accordance with GAAP. Management believes that free cash flow is useful for evaluating our financial condition because it represents the amount of cash provided by operations that is available for investing or for repaying debt.

We have posted a tabular reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, in the Investor Relations section of our website (www.westmarine.com) under the tab “Non-GAAP Measures.” The reconciliation covers both the 39-week period ended September 29, 2007 and the 39-week period ended September 30, 2006.

Free cash flow should not be considered an alternative to either net income (loss) or net cash provided by operating activities as a measure of our financial performance or liquidity, respectively. Free cash flow may not be comparable to similar measures used by other companies.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

As previously disclosed, we restated our consolidated financial statements for fiscal years 2002 through 2005 and our quarterly financial statements for fiscal year 2005 and the first three quarters of fiscal year 2006 as a result of management’s review and reevaluation of various indirect costs included in inventory cost and of the company’s adoption of EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration received from a

Vendor,” in fiscal year 2003. This restatement was undertaken following consultations with our independent registered accounting firm and with the approval of our Board of Directors. In August 2007, the staff of the Securities and Exchange Commission (the “SEC”) notified us that they were conducting an informal inquiry into the facts and circumstances that gave rise to the restatement of our historical financial results. In October 2007, we provided materials regarding the restatement to the SEC staff, and the staff requested that we voluntarily provide them with certain additional materials relating to our inventory accounting practices from 2001 to 2006, among other things. The SEC staff has advised us that their informal inquiry and request for information should not be construed as an indication by the SEC or its staff that any violations of law have occurred, nor should it be considered an adverse reflection upon any person, entity or security. We intend to continue to cooperate with the SEC.

We expect the inquiry to affect our results of operations and, in particular, our selling, general and administrative expense line item as we incur significant costs to, among other things, respond to the staff’s requests. Such costs will be incurred on an ongoing basis as the staff conducts its informal inquiry. However, the outcome of this matter cannot be predicted at this time, and consequently, we cannot estimate the impact on subsequent quarters that the costs associated with this SEC informal inquiry will have on our results of operations.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibit:

99.1	Press Release dated October 25, 2007 (furnished pursuant to Item 2.02 of Form 8-K).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: October 25, 2007	By:	/s/ Thomas R. Moran
Thomas R. Moran
Senior Vice President and
Chief Financial Officer